Exhibit 99.2

FOR IMMEDIATE RELEASE

CIT DECLARES COMMON DIVIDEND

     NEW YORK – October 14, 2008 – CIT Group Inc. (NYSE: CIT), a leading global commercial finance company, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.10 per share on its outstanding common stock. The common stock dividend is payable on November 28, 2008, to shareholders of record on November 14, 2008.

     CIT also announced its intention to sell approximately $8 million of common equity to facilitate the payment of quarterly dividends on the Company’s preferred stock in December.

Rule 433
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-542-4847.

EDITOR’S NOTE:
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About CIT
CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $70 billion in managed assets and provides financial solutions for more than half of the Fortune 1000. A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and Small Business

Administration lending, equipment leasing, vendor financing and factoring. The CIT brand platform, Capital Redefined, articulates its value proposition of providing its customers with the relationship, intellectual and financial capital to yield infinite possibilities. Founded in 1908, CIT is celebrating its Centennial throughout 2008. www.cit.com

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CIT MEDIA RELATIONS:
C. Curtis Ritter
Vice President
Director of External Communications & Media Relations
(212) 461-7711
Curt.Ritter@cit.com

CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
ken.brause@cit.com